    As filed with the Securities and Exchange Commission on February 27, 1997

                                                     Registration No. 333-19751
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                        PAREXEL INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

        MASSACHUSETTS                       8731                          04-2776269
(State or other Jurisdiction      (Primary Standard Industrial         (I.R.S. Employer
of incorporation organization)     Classification Code Number)      Identification Number)

                                 ---------------

                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9900
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JOSEF H. VON RICKENBACH
                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                        PAREXEL INTERNATIONAL CORPORATION
                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9900
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             WILLIAM J. SCHNOOR, JR.
                                HEATHER M. STONE
                         TESTA, HURWITZ & THIBEAULT, LLP
                       HIGH STREET TOWER, 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000

                                 ---------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE

      The Registrant has previously registered 330,652 shares of its Common Stock on a Registration Statement on Form S-3 (Registration Statement No. 333-19751) to which this Post-Effective Amendment No. 1 relates. The Company has effected a two-for-one stock split in the form of a 100% stock dividend which was paid on February 21, 1997 to the stockholders of record on February 7, 1997 (the "Share Dividend"). Unless otherwise indicated, all share and per share information set forth herein reflects the Share Dividend.

PROSPECTUS

                                 661,304 SHARES

                        PAREXEL INTERNATIONAL CORPORATION

                                  COMMON STOCK



      This prospectus relates to the resale of up to 661,304 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of PAREXEL International Corporation ("PAREXEL" or the "Company") which may be offered hereby from time to time by any or all of the selling stockholders of the Company named herein (collectively, the "Selling Stockholders"). The Selling Stockholders may resell the Shares from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect these transactions by reselling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as principal, or both. See "Selling Stockholders" and "Plan of Distribution."

      The Company will not receive any of the proceeds from the resale of the Shares. The Company has agreed to bear all of the expenses in connection with the registration and resale of the Shares (other than selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholders).

      On August 22, 1996, the Company entered into a stock purchase agreement with the stockholders of State and Federal Associates, Inc. ("S&FA") pursuant to which the Company purchased all outstanding shares of capital stock of S&FA with shares of Common Stock of the Company. The shares of Common Stock offered hereby by the Selling Stockholders were acquired by such stockholders upon the closing of the acquisition of S&FA. In connection with the public offering of Common Stock by the Company in December 1996, each Selling Stockholder, other than Robert Raven, agreed with the representatives of the underwriters of the offering not to sell or otherwise transfer any shares of Common Stock of the Company owned by such Selling Stockholder until March 6, 1997. See "Selling Stockholders."

      The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "PRXL". On February 25, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $27 1/4 per share.


   SEE "RISK FACTORS," ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED BY
                             PROSPECTIVE INVESTORS.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      THE DATE OF THIS PROSPECTUS IS   , 1997

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are necessarily summaries of such documents, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description of the matters involved. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or through its Web site (http://www.sec.gov).

The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to PAREXEL International Corporation, Attention: Investor Relations Department, 195 West Street, Waltham, Massachusetts, 02154, telephone number (617) 487-9900.

PAREXEL is a registered service mark of the Company.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-27058):

     1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

     4.   The Company's Current Report on Form 8-K filed on January 28, 1997.

     5. The description of the Company's Common Stock, $.01 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act and declared effective on November 21, 1995, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) releases made by the Securities and Exchange Commission. Such information involves risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

      PAREXEL International Corporation ("PAREXEL" or the "Company") is a leading contract research organization ("CRO"), providing clinical research and development services to the worldwide pharmaceutical and biotechnology industries. The Company believes it is the fourth largest CRO, based on estimated annual net revenue, and one of only a few CROs capable of providing a full range of clinical services on a global basis. The Company complements the research and development departments of pharmaceutical and biotechnology companies by offering high quality clinical research services to the client and reducing drug development time and cost. In addition, the Company's integrated services and extensive information technology capabilities, coupled with its broad experience and expertise in global drug development, provide clients with a variable cost alternative to the fixed costs associated with internal drug development. The Company offers a full complement of clinical research and development services, including designing, initiating and monitoring clinical trials, managing and analyzing clinical data and consulting on regulatory affairs.

      PAREXEL's integrated information systems and worldwide network of offices enable the Company to provide high-quality comprehensive services on a global basis. The Company has provided clinical research and development services in North America since 1985, in Europe since 1989, in Japan since May 1995 and in Australia since December 1995.

      The CRO industry derives substantially all of its revenue from the pharmaceutical and biotechnology industries. In 1995, the global pharmaceutical and biotechnology industries spent an estimated $33.0 billion on research and development, of which the Company estimates $15.2 billion was spent on the type of services offered by the Company. Of this amount, $2.6 billion was outsourced to CROs. The Company believes that the following trends will cause the CRO industry to continue to grow: (i) many pharmaceutical companies, in response to margin pressures, are seeking to reduce the high fixed costs associated with peak-load staffing for drug development by relying on a combination of internal resources and CROs; (ii) pharmaceutical and biotechnology companies increasingly are attempting to maximize profits from a given drug by pursuing regulatory approvals in multiple countries in parallel, rather than sequentially, by outsourcing to CROs with global capabilities; (iii) as consolidation in the pharmaceutical industry continues, many pharmaceutical companies aggressively manage costs by reducing jobs and outsourcing to variable-cost CRO's in an effort to reduce the fixed costs associated with internal drug development; (iv) as regulatory requirements in many jurisdictions have become more complex, the pharmaceutical and biotechnology industries are increasingly outsourcing to certain CROs to take advantage of their data management expertise and global presence;

(v) the worldwide research and development expenditures for new drugs, including amounts spent on services of the type provided by CROs, have experienced substantial growth in recent years as a result of pressures to develop new drugs for an aging population and for the treatment of life threatening diseases and chronic disorders; and (vi) the growth of the biotechnology industry has increased the demand for expertise and services provided by outside sources, including CROs. There can be no assurance, however, that these trends will result in growth in the CRO industry.

      PAREXEL's objective is to maintain and enhance its position as a leading CRO by providing a full range of clinical services on a global basis. The Company addresses all aspects of clinical research and development with a flexible approach that allows its clients to use the Company's services on an individual or bundled basis. The Company believes its expertise in conducting scientifically demanding trials and its ability to coordinate complicated global trials are significant competitive strengths. PAREXEL continues to devote significant resources developing information systems designed to allow the Company to more effectively manage its business operations and deliver services to its clients. The Company will continue to invest in improvements in information technology and consider acquisitions of complementary businesses in order to enhance its competitive position and its level of service.

      S&FA is a Washington, D.C. based provider of consulting services to the healthcare and pharmaceutical industries. The acquisition of SF&A broadens the Company's portfolio of consulting services, specifically in the area of health economics. The Company, through S&FA, provides health economics services that enable regulators, health care provides and third parties to assess the pricing and cost effectiveness of new medical therapies. S&FA provides empirical economic data and demonstration of cost effectiveness in development programs. S&FA economists document critical economic advantages of the new drug design and execute an integrated research program to support both regulatory approval and post-approval pricing, marketing and reimbursement strategies, marketing analyses and hotline services.

      The Company was incorporated in The Commonwealth of Massachusetts in 1983. Unless the context otherwise requires, the terms "PAREXEL" and "the Company" refer to PAREXEL International Corporation and its subsidiaries. The Company's principal executive offices are located at 195 West Street, Waltham, Massachusetts 02154, and its telephone number is (617) 487-9900.

                                  THE OFFERING

      This Prospectus relates to the resale of 661,304 shares of Common Stock of the Company received by the Selling Stockholders on the closing of the acquisition of all outstanding shares of capital stock of S&FA by the Company. Such shares may be offered hereby from time to time by any or all of the Selling Stockholders. The Company will not receive any of the proceeds from the resale of the shares of Common Stock by the Selling Stockholders.

                                  RISK FACTORS

      In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

LOSS OR DELAY OF LARGE CONTRACTS

      Most of the Company's contracts are terminable upon 60 to 90 days' notice by the client. Clients terminate or delay contracts for a variety of reasons, including, among others, the failure of products being tested to satisfy safety requirements, unexpected or undesired clinical results of the product, the client's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. In addition, the Company believes that several factors, including the potential adverse impact of health care reform, have caused pharmaceutical companies to apply more stringent criteria to the decision to proceed with clinical trials and therefore may result in a greater willingness of these companies to cancel contracts with CROs. The loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on the Company.

VARIABILITY OF QUARTERLY OPERATING RESULTS

      The Company's quarterly operating results have been subject to variation, and will continue to be subject to variation, depending upon factors such as the initiation and progress of significant projects, exchange rate fluctuations, the mix of services offered, the opening of new offices, the costs associated with integrating acquisitions and the start-up costs incurred in connection with the introduction of new products and services. In addition, during the third quarter of fiscal 1993 and 1995, the Company's results of operations were affected by a non-cash restructuring charge and a non-cash write-down due to the impairment of long-lived assets, respectively. See "Risks Associated with Acquisitions." Because a high percentage of the Company's operating costs are relatively fixed, variations in the initiation, completion, delay or loss of contracts, or in the progress of clinical trials can cause material adverse variations in quarterly operating results.

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

      The Company's revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. The Company's operations could be materially and adversely affected by general economic downturns in its clients' industries, the impact of the current trend toward consolidation in these industries or any decrease in research and development expenditures. Furthermore, the Company has benefited to date from the increasing tendency of pharmaceutical and biotechnology companies to outsource large clinical research projects. A reversal or slowing of this trend would have a material adverse effect on the Company.

      The Company believes that concentrations of business in the CRO industry are not uncommon. The Company has experienced such concentration in the past and may experience such concentration in future years. No client accounted for 10% or more of consolidated net revenue in fiscal 1994, 1995 or 1996, however, one client accounted for 11.2% and 10.1% of consolidated net revenue for the three months and the six months ended December 31, 1996, respectively. In fiscal 1994, 1995, 1996, and the six months ended December 31, 1996, the Company's top five clients accounted for 29.8%, 25.2%, 32.0% and 39.8%, respectively, of the Company's consolidated net revenue. The loss of business from a significant client could have a material adverse effect on the Company.

DEPENDENCE ON GOVERNMENT REGULATION

      The Company's business depends on the comprehensive government regulation of the drug development process. In the United States, the general trend has been in the direction of continued or increased regulation, although the FDA recently announced regulatory changes intended to streamline the approval process for biotechnology products by applying the same standards as are in effect for conventional drugs. In Europe, the general trend has been toward coordination of common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Changes in regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, as well as anticipated regulation, could materially and adversely affect the demand for the services offered by the Company. In addition, failure on the part of the Company to comply with applicable regulations could result in the termination of ongoing research or the disqualification of data, either of which could have a material adverse effect on the Company.

POTENTIAL ADVERSE IMPACT OF HEALTH CARE REFORM

      Numerous governments have recently undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. In the last several years, several comprehensive health care reform proposals were introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals were adopted, health care reform may again be addressed by the U.S. Congress. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to the Company. Management is unable to predict the likelihood of health care reform proposals being enacted into law or the effect such law would have on the Company.

      Many European governments have also undertaken health care reform. For example, German health care reform legislation (the "Seehofer Gesetz"), which was implemented on January 1, 1993, contributed to an estimated 15% decline in German pharmaceutical industry sales in calendar 1993 and led several clients to cancel contracts with the Company. Subsequent to these events, in the third quarter of fiscal 1993, the Company restructured its German operations and incurred a restructuring charge of approximately $3.3 million. In addition, in the third quarter of fiscal 1995, the Company's results of operations were affected by a non-cash write-down due to the impairment of long-lived assets of PAREXEL GmbH, the Company's German subsidiary of approximately $11.3 million. The Company cannot predict the impact that any pending or future health care reform proposals may have on the Company's business in Europe.

COMPETITION; CRO INDUSTRY CONSOLIDATION

      The Company primarily competes against in-house departments of pharmaceutical companies, full service CROs and, to a lesser extent, universities and teaching hospitals. Some of these competitors have substantially greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. There can be no assurance that the Company will be able to compete favorably in these areas.

      The CRO industry is highly fragmented, with participants ranging from several hundred small, limited-service providers to several large, full-service CROs with global operations. The trend toward CRO industry consolidation has resulted in heightened competition among the larger CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry as well as a trend by pharmaceutical companies of outsourcing among fewer CROs has led to heightened competition for CRO contracts.

MANAGEMENT OF BUSINESS EXPANSION; NEED FOR IMPROVED SYSTEMS; ASSIMILATION OF FOREIGN OPERATIONS

      The Company's business and operations have experienced substantial expansion over the past 10 years. The Company believes that such expansion places a strain on operational, human and financial resources. In order to manage such expansion, the Company must continue to improve its operating, administrative and information systems, accurately predict its future personnel and resource needs to meet client contract commitments, track the progress of ongoing client projects and attract and retain qualified management, professional, scientific and technical operating personnel. Expansion of foreign operations also may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. In the event that the operation of an acquired business does not live up to expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. In fiscal 1993 and 1995, the Company's results of operations were materially and adversely affected by write-offs associated with the Company's acquired German operations. Failure by the Company to meet the demands of and to manage expansion of its business and operations could have a material adverse effect on the Company's business.

RISKS ASSOCIATED WITH ACQUISITIONS

      The Company has made a number of acquisitions, including four since June 1, 1996, and will continue to review future acquisition opportunities. No assurances can be given that acquisition candidates will continue to be available on terms and conditions acceptable to the Company. Acquisitions involve numerous risks, including, among other things, difficulties and expenses incurred in connection with the acquisitions and the subsequent assimilation of the operations and services or products of the acquired companies, the difficulty of operating new (albeit related) businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. In the event that the operations of an acquired business do not live up to expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. In fiscal 1993 and 1995, the Company's results of operations were materially and adversely affected by write-offs associated with the Company's acquired German operations. There can be no assurance that any acquisition will be successfully integrated into the Company's operations.

DEPENDENCE ON PERSONNEL

      The Company relies on a number of key executives, including Josef H. von Rickenbach, its President, Chief Executive Officer and Chairman, upon whom the Company maintains key man life insurance. Although the Company has entered into agreements containing non-competition restrictions with its senior officers, the Company does not have employment agreements with most of these persons and the loss of the services of any of the Company's key executives could have a material adverse effect on the Company. The Company's performance also depends on its ability to attract and retain qualified professional, scientific and technical operating staff. The level of competition among employers for skilled personnel, particularly those with M.D., Ph.D. or equivalent degrees, is high. There can be no assurance the Company will be able to continue to attract and retain qualified staff. In addition, the cost of recruiting skilled personnel has increased and there can be no assurance that such costs will not continue to rise.

POTENTIAL LIABILITY; POSSIBLE INSUFFICIENCY OF INSURANCE

      Clinical research services involve the testing of new drugs on human volunteers pursuant to a study protocol. Such testing involves a risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and are at risk of further illness or death. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage, or if the indemnity, although applicable, is not performed in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance. In addition, there can be no assurance that such insurance will continue to be available on terms acceptable to the Company.

ADVERSE EFFECT OF EXCHANGE RATE FLUCTUATIONS

      Approximately 36.0%, 40.2%, 38.4% and 35.2% of the Company's net revenue for fiscal 1994, 1995, 1996 and the six months ended December 31, 1996, respectively, were derived from the Company's operations outside of North America. Since the revenue and expenses of the Company's foreign operations are generally denominated in local currencies, exchange rate fluctuations between local currencies and the United States dollar will subject the Company to currency translation risk with respect to the results of its foreign operations. To the extent the Company is unable to shift to its clients the effects of currency fluctuations, these fluctuations could have a material adverse effect on the

Company's results of operations. The Company does not currently hedge against the risk of exchange rate fluctuations.

VOLATILITY OF STOCK PRICE

       The market price of the Company's Common Stock is subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, market conditions in the industry, prospects of health care reform, changes in government regulation and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. Because the Company's Common Stock currently trades at a relatively high price-earnings multiple, due in part to analysts' expectations of continued earnings growth, even a relatively small shortfall in earnings from, or a change in, analysts' expectations may cause an immediate and substantial decline in the Company's stock price. Investors in the Company's Common Stock must be willing to bear the risk of such fluctuations in earnings and stock price.

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

      The Company's Restated Articles of Organization and Restated By-Laws contain provisions that may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the market price of the Common Stock and could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."





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

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders hereunder. See "Selling Stockholders" and "Plan of Distribution."

      The principal purpose of this offering is to effect an orderly disposition of the Selling Stockholders' shares.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PRXL." Public trading of the Common Stock commenced on November 22, 1995. Prior to that time, there was no public market for the Company's Common
Stock. The following table sets forth the high and low sale prices for the Common Stock as reported by Nasdaq for the periods indicated:

                                                           HIGH(1)      LOW(1)
                                                           -------      ------
      FISCAL YEAR ENDED JUNE 30, 1996:
        Second quarter (from November 22, 1995).....      $18           $ 9 3/8
        Third quarter...............................       22 1/4        13
        Fourth quarter..............................       27 7/8        18 3/4

      FISCAL YEAR ENDED JUNE 30, 1997:
        First quarter...............................      $31 1/2       $15 1/2
        Second quarter  ............................       31 7/8        22 7/8
        Third quarter (through February 25, 1997)...       34            23 3/8

----------

(1) All share and per share prices set forth above have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend paid on February 21, 1997 to the stockholders of record on February 7, 1997.

      On February 25, 1997, the last reported sale price of the Common Stock on the Nasdaq National market, was $27 1/4 per share. As of February 25, 1997, there were approximately 70 stockholders of record of the Common Stock. The Company believes that most of its stock (other than shares held by its officers and directors) is held in street names through one or more nominees.

      In November 1995, in connection with its initial public offering, the Company paid a cash dividend of approximately $940,000 on certain series of its Preferred Stock, which were subsequently converted into Common Stock. The Company has never paid or declared any dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.

                              SELLING STOCKHOLDERS

      The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The number of Shares which each Selling Stockholder may offer is as follows:

                              SHARES             SHARES OFFERED          SHARES
                              ------             --------------          ------
                              OWNED             PURSUANT TO THIS         OWNED
                              -----             ----------------         -----
                         BEFORE OFFERING           PROSPECTUS      AFTER OFFERING(1)
                         ---------------           ----------      -----------------

SELLING STOCKHOLDERS    NUMBER    PERCENT     NUMBER    PERCENT   NUMBER    PERCENT
--------------------    ------    -------     ------    -------   ------    -------
 Martin J. Miller      432,936      2.2      432,936      2.2        0          *
 Howard M. Tag          42,104       *        42,104       *         0          *
 Peter B. Malamis        5,748       *         5,748       *         0          *
 Laurie G. Hughes        3,326       *         3,326       *         0          *
 Robert F. Raven       177,190       *       177,190       *         0          *
                       -------------------------------------------------------------
      TOTAL            661,304               661,304                 0
                       -------------------------------------------------------------

----------

* Less than 1% of the outstanding Common Stock.
(1) Assuming all shares offered pursuant to this Prospectus are sold.

      None of the Selling Stockholders has had any material relationship with the Company or any of its affiliates within the past three years except as described below.

      All of the Selling Stockholders acquired their shares in connection with the sale of all the outstanding capital stock of State and Federal Associates, Inc. ("S&FA") to the Company pursuant to a Purchase Agreement (the "Purchase Agreement") dated August 22, 1996. Approximately 77,056 of the shares of Common Stock issued pursuant to the Purchase Agreement have been placed in escrow until the earlier of (i) August 22, 1997 or (ii) the issuance of the audit report relating to the Company's financial statements for the fiscal year ended June 30, 1997. The shares that have been placed in escrow will be used to satisfy any indemnification claims brought by the Company based on a breach of any of the representations or warranties of S&FA or the Selling Stockholders set forth in the Purchase Agreement. Martin J. Miller was a Director, Chairman of the Board and President; Howard M. Tag was Vice President, Secretary and a Director and Peter B. Malamis was a Director of S&FA until they each resigned such positions on August 22, 1996. Mr. Miller, Mr. Tag, Mr. Malamis and Ms. Hughes continue to be employees of S&FA. Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") dated August 22, 1996, the Company has agreed to bear all expenses in connection with the registration and resale of the Shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders). See "Plan of Distribution."

      Each Selling Stockholder represented in the Registration Rights Agreement that he or she was purchasing the Shares from the Company without any present intention of effecting a distribution of those Shares. In recognition of the fact, however, that investors may want to be able to resell their shares when they consider appropriate, the Company has filed with the Commission a Registration Statement on Form S-3 (of which this Prospectus is a part) with respect to the resale of the Shares by the Selling Stockholders from time to time. In addition, in connection with the public offering of Common Stock by the Company in December 1996, each Selling Stockholder, with the exception of Mr. Raven, agreed not to sell or otherwise transfer any shares of Common Stock of the Company owned by such Selling Stockholders until March 6, 1997. The Company will prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep it effective until the earlier of the resale of all Shares pursuant to the Registration Statement or August 22, 1999.

      The Registration Rights Agreement entered into by the Company and the Selling Stockholders provides that the Company will indemnify the Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the Registration Statement or any omission of a material fact required to be stated therein, unless such statement or omission was made in reliance upon written information furnished to the Company by the Selling Stockholders. Similarly, the Registration Rights Agreement provides that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

      The current authorized capital stock of the Company is 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

      As of February 25, 1997, there were 19,459,427 shares of Common Stock outstanding and held of record by 70 stockholders.

      Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. There are no shares of Preferred Stock outstanding.

PREFERRED STOCK

      The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS

      The Company believes that it has more than 200 beneficial stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with its affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. The Company may at any time elect not to be governed by Chapter 110F by vote of a majority of its stockholders, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

      The Massachusetts Business Corporation Law generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statute's coverage. By vote of the Board of Directors, the Company has elected to opt out of the classified board provisions of this statute and has adopted separate classified Board provisions in its Restated Articles of Organization.

      The Company's By-Laws include a provision that excludes the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's By-Laws at any time to subject the Company to this statute prospectively.

      The Company's By-Laws require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. A notice by a stockholder of a planned nomination must be given not less than 60 and not more than 90 days prior to a scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

      The By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 60 and not more than 90 days prior to the scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. The By-Laws require the Company to call a special stockholders' meeting at the request of stockholders holding at least 33 1/3% of the voting power of the Company.

      The Company's Restated Articles of Organization include provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law. Additionally, the Company's Restated Articles of Organization provide that the Company shall indemnify each person who is or was a director or officer of the Company, and each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

      The Restated Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of the Company's property and assets and the merger or consolidation of the Company into or with any other corporation, may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Restated Articles of Organization have been met.

      Certain of the provisions of the Restated Articles of Organization and By-Laws discussed above would discourage or make more difficult a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the Restated Articles of Organization and By-Laws are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

TRANSFER AGENT AND REGISTRAR

      The Transfer Agent and Registrar for the Common Stock is The First National Bank of Boston.

                              PLAN OF DISTRIBUTION

      The Shares offered hereby may be resold from time to time by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the Shares.

      The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. The Shares offered by the Selling Stockholders may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may resell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the Shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such resales.

      The Company will inform the Selling Stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 (Rule 10b-5 and 10-6) may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

      Any shares covered by the Prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

      The Common Stock is quoted on the Nasdaq National Market under the symbol "PRXL."

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                      EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of PAREXEL International Corporation for the year ended June 30, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company, any of the selling stockholders or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                            -------------------------

                                TABLE OF CONTENTS


                                                                      PAGE
                                                                      ----

Available Information ..............................................    2
Incorporation of Certain Information by Reference ..................    3
The Company ........................................................    4
Risk Factors .......................................................    6
Use of Proceeds ....................................................   11
Price Range of Common Stock and Dividend Policy ....................   11
Selling Stockholders ...............................................   12
Description of Capital Stock .......................................   14
Plan of Distribution ...............................................   17
Legal Matters ......................................................   18
Experts ............................................................   18


================================================================================



                                 661,304 SHARES







                        PAREXEL INTERNATIONAL CORPORATION





                                  COMMON STOCK








                             -----------------------


                                   PROSPECTUS




                                         , 1997

                            ------------------------













================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

Registration fee................................................    $ 4,840.55
Legal fees and expenses.........................................     20,000.00
Accounting fees and expenses....................................      5,000.00
      Total.....................................................    $29,840.55
                                                                    ==========

      The Company will bear all expenses shown above.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article 6 of the Company's Restated Articles of Organization provides that the Company shall indemnify each person who is or was a director or officer of the Company, and each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

      Reference is hereby made to Section 9 of the Registration Rights Agreement among the Company and the Selling Stockholders, filed as Exhibit 4.3 of this Registration Statement, for a description of indemnification arrangements between the Company and the Selling Stockholders, pursuant to which the Selling Stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act").

ITEM 16.  EXHIBITS.

      Exhibits:

      *     4.1    Specimen certificate representing the Common Stock (filed as
                   Exhibit 4.1 to Registrant's Registration Statement on Form
                   S-1 (File No. 33-97406) and incorporated herein by reference).

      *     4.2    Purchase Agreement dated as of August 22, 1996 between the
                   Company, State and Federal Associates, Inc., S&FA of
                   Alexandria Partnership, Martin J. Miller, Howard Tag, Peter
                   Malamis and Laurie Hughes.

      *     4.3    Registration Rights Agreement dated as of August 22, 1996
                   between the Company, Martin J. Miller, Robert F. Raven,
                   Howard Tag, Peter Malamis, Laurie Hughes and S&FA of
                   Alexandria Partnership.

      *     5.1    Opinion of Testa, Hurwitz & Thibeault, LLP.

      *    23.1    Consent of Price Waterhouse LLP.

      *    23.2    Consent of Testa, Hurwitz & Thibeault, LLP (included in
                   Exhibit 5.1).

      *    24.1    Power of Attorney








-------------------
*  Previously filed

ITEM 17.  UNDERTAKINGS.

 The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and other offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1993, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waltham, Commonwealth of Massachusetts on February 27, 1997.


                            PAREXEL INTERNATIONAL CORPORATION

                            By: /s/ William T. Sobo, Jr.
                                -----------------------------------------------
                                William T. Sobo, Jr.
                                Senior Vice President, Chief Financial Officer, Treasurer and Clerk

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature                   Title(s)                          Date
---------                   --------                          ----

          *                 President, Chief Executive        February 27, 1997
-------------------------   Officer and Chairman
Joseph H. von Rickenbach    (principal executive officer)

/s/ William T. Sobo, Jr.    Senior Vice President and         February 27, 1997
-------------------------   Treasurer (principal financial
William T. Sobo, Jr.        and accounting officer)

          *                 Director                          February 27, 1997
-------------------------
A. Dana Callow, Jr.

          *                 Director                          February 27, 1997
-------------------------
Patrick J. Fortune

          *                 Director                          February 27, 1997
-------------------------
Werner M. Herrmann

          *                 Director                          February 27, 1997
-------------------------
Peter Barton Hutt

          *                 Director                          February 27, 1997
-------------------------
James A. Saalfield


*By: /s/ William T. Sobo, Jr.
     ---------------------------
     William T. Sobo, Jr.
     Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.    Description of Exhibit
----------     -----------------------------------------------------------------

  *   4.1      Specimen certificate representing the Common Stock (filed as
               Exhibit 4.1 to Registrant's Registration Statement on Form S-1
               (File No. 33-97406) and incorporated herein by reference.)

  *   4.2      Purchase Agreement dated as of August 22, 1996 between the
               Company, State and Federal Associates, Inc., S&FA of Alexandria
               Partnership, Martin J. Miller, Howard Tag, Peter Malamis and
               Laurie Hughes.

  *   4.3      Registration Rights Agreement dated as of August 22, 1996 between the Company, Martin J. Miller, Robert F. Raven, Howard Tag, Peter
               Malamis, Laurie Hughes and S&FA of Alexandria Partnership.

  *   5.1      Opinion of Testa, Hurwitz & Thibeault, LLP.

  *  23.1      Consent of Price Waterhouse LLP.

  *  23.2      Consent of Testa, Hurwitz & Thibeault, LLP (included in
               Exhibit 5.1).


  *  24.1      Power of Attorney.





















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*  Previously filed